Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

ATRICURE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rate	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity issued pursuant to 2018 Employee Stock Purchase Plan (Amended and Restated Effective May 25, 2023)	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	750,000			.0001102

Total Offering Amounts					$54.11	$40,582,500		$4,473

Total Fee Offsets								N/A

Net Fee Due								$4,473

(1)

Pursuant to the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover shares of common stock (“Common Stock”) of AtriCure, Inc. (the “Registrant”) to be offered or issued in connection with any stock splits, stock dividends or similar transactions, whether pursuant to the terms of the AtriCure, Inc. 2018 Employee Stock Purchase Plan (Amended and Restated Effective May 25, 2023) (the “ESPP”) or otherwise.

(2)	Represents the total number of shares of Common Stock being registered hereby.
(3)

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h), based upon the average of the high and low prices of the Common Stock on The Nasdaq Global Market as of July 21, 2023.